Exhibit 99.1

Contacts:

Wilson W. Cheung
Chief Financial Officer
(510) 683-5900

AXT Announces Workforce Reduction at Fremont Manufacturing Facility
Estimates $1.3 Million Restructuring Charge in the Second Quarter

FREMONT, Calif. — June 21, 2004 — AXT, Inc. (Nasdaq: AXTI), today announced that it is reducing the workforce at its Fremont, California manufacturing facility by approximately 45 positions or approximately 35 percent over the next 60 days. This measure is being taken as part of the company’s previously announced and ongoing effort to consolidate manufacturing at its production facility in China. The company will record a restructuring charge of approximately $1.3 million in the second quarter related to the reduction in force and to lease costs associated with facilities that are no longer required to support production.

About AXT, Inc.

AXT is a leading producer of high-performance compound semiconductor substrates for the fiber optics and communications industries. The company’s proprietary Vertical Gradient freeze (VGF) crystal growth technology produces low-defect, semi-insulating and semi-conducting gallium arsenide, indium phosphide and germanium wafers. For more information, see AXT’s website at http://www.axt.com         . The company can also be reached at 4281 Technology Drive, Fremont, California 94538 or by calling 510-683-5900. AXT is traded on the Nasdaq National Market under the symbol AXTI.

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws, including statements related to the planned shutdown of manufacturing at the Company’s Fremont facilities and to restructuring charges related to this shutdown. Such forward-looking statements are based upon specific assumptions subject to uncertainties and factors relating to the Company’s operations and business environment, which could cause actual results of the Company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. Such uncertainties and factors include: any adjustments that may be required in the estimated restructuring charges, overall conditions in the markets in which we compete, market acceptance and demand for our products, the impact of competitive products and pricing, and other factors as set forth in the Company’s Form 10-K and other filings made with the Securities and Exchange Commission, all of which are difficult to predict and some of which are beyond the Company’s control. The Company does not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise.

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